ACQUISITION AGREEMENT

by and between

GPR Global Power Resources Ltd., Rämistrasse 31, 8001 Zurich, Switzerland; fax no.; +41-44-804 44 01;

(hereinafter referred to as: “GPR” or “the Purchaser”)

and

Prime Sun Power Inc., 100 Wall Street, 21st Floor, New York, NY 10005 USA, or its assignees, a wholly subsidiary of Prime Sun Power Inc. c/o Prime Asset Finance Ltd., Paradeplatz 4, 8001 Zurich, Switzerland; fax no.: +41 435 44 80 89;

(hereinafter referred to as: “the Seller”)

(GPR and Prime Sun Power Inc. hereinafter jointly referred to as: “the Parties”)

FOR THE PURCHASE OF A TURNKEY ALTERNATIVE ENERGY PLANT(S)

dated as of this March 2nd, 2010

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This ACQUISITION AGREEMENT (hereinafter referred to as: “the Agreement”) is entered as of the date as indicated below by the Purchaser, a company limited by shares duly incorporated and existing under the substantive laws of Switzerland having its statutory seat in Zurich, Switzerland, registered with the Register of Commerce of the Canton of Zurich under the company number CH-130.3.009.690-5, and the Seller.

A.	PREAMBLE

WHEREAS,

•	the Purchaser desires to acquire all shares in the Company holding full and sole ownership of the turnkey Power Plant and the Seller desires to sell all of the shares in the Company to the Purchaser;

•	the provisions and regulations as set forth in Chapter 3 of Annexe E shall be applicable if the Power Plant has not yet been connected to the power grid as defined in art. 17 thereof;

•
the Seller shall supply to the Purchaser all necessary documentation, information and data in order to enable the Purchaser to perform complete and thorough due diligences on the Company, the Project and the Power Plant during all processes as set forth herein;

•
the Seller shall warrant and represent to the Purchaser that the Power Plant produces the minimum Megawatts of electricity per year as defined in Annexe A1 at a minimum performance ratio and at a feed-in tariff for the duration as specified in Annexe A1 nevertheless granting to the Purchaser the right to give binding instructions to the Seller which may lead to a better performance ratio of the Power Plant, be it during the planning process or the construction process of the Power Plant, within the limits as set forth in this Agreement;

•
the Seller shall transfer to the Purchaser at Closing of this Agreement, which shall occur pursuant to Chapter 5 of Annexe E and as defined in this main part of the Agreement, all Shares in the Company holding full and sole ownership of the Power Plant;

•
the Purchaser shall pay to the Seller the purchase price as defined in art. 81 et seq. of Annexe E at Closing pursuant to the terms and conditions as foreseen in Chapter 5 of Annexe E and as set forth in this main part of the Agreement, which shall inter alia be subject to full Grid Connection at the agreed Capacity and at the minimum performance ratio and revenue production at Feed-in Tariffs, and all terms and conditions set forth in this main part of the Agreement;

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•
the Parties acknowledge that the terms and conditions as set forth in the Annexes hereto shall be subject to review and approval by the financing institution or bank (hereinafter referred to as: “Financing Institution”) which shall provide at least 80% of the purchase price as defined herein (hereinafter referred to as: “Long-Term Debt”), wherefore this Agreement and its Annexes shall be binding for the Parties to such an extent as accepted and approved by the Financing Institution. Any modification of the terms and conditions of the Annexes hereto as required by the Financing Institution as well as the terms and conditions of the Long-Term Debt shall be subject to final consent and approval by the Parties hereto in writing, which shall not be unreasonably withheld.

NOW, THEREFORE, in consideration of their mutual promises and obligations and intending to be legally bound hereby, the Parties agree as follows:

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B.	CLAUSES

1.
The Seller sells to the Purchaser and the Purchaser purchases from the Seller all shares in the Company holding full and sole ownership of the Power Plant, all subject to the terms and conditions of this Agreement.

2.
The Purchase Price shall be (i) € 4.05m (Euro four million and fifty thousand) per MWp in the event of a granted Long-Term Debt of at least 80%, and (ii) € 4.1m (Euro four million and one hundred thousand) per MWp in the event of a granted Long-Term Debt of 85% or more, all on the basis of a feed-in tariff as referred to in the Annexe A1 for a period of 20 years as warranted and represented by the Seller in this Agreement and as defined in art. 81 et seq. of Annexe E.

3.
The Parties agree that the terms and conditions as set forth in Chapter 3 of Annexe E shall apply to the extent that the Power Plant has not yet reached Grid-Connection, all subject to the terms and conditions as set in this Agreement.

4.	Notwithstanding the regulation of art. 12 in Annexe E, the EPC contract for the

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5.
The Seller shall be obliged to supply the Purchaser with all necessary documentation, information and data in order to enable the Purchaser to perform complete and thorough due diligences on the Company, the Project and the Power Plant during all processes as set forth herein.

6.
The Seller shall facilitate and arrange through the Financing Institution the long-term debt financing of at least 80% of the Purchase Price (i.e. Long-Term Debt). The Seller warrants and represents that the Long-Term Debt will remain in force after Closing of this Agreement and will not be set due prematurely due to whatever reason such as, without being limited to, the change of control and ownership in the Company, without the prior written consent of the Purchaser.

7.
The Parties acknowledge that the terms and conditions as set forth in this Agreement and its Annexes shall be subject to review and approval by the Financing Institution, wherefore the Annexes hereto shall exclusively be binding for the Parties to such an extent as accepted and approved by the Financing Institution.

8.
Any modification of the terms and conditions of this Agreement and its Annexes as required by the Financing Institution as well as the terms and conditions of the Long-Term Debt shall be subject to final consent and approval by the Parties hereto in writing, which shall not be unreasonably withheld.

9.
The Seller warrants and represents to the Purchaser that the Power Plant produces the minimum Megawatts of electricity per year as defined in Annexe A1 at the minimum performance ratio and at a feed-in tariff for the duration as specified in Annexe A1 and grants to the Purchaser the right to give binding instructions to the Seller which may lead to a better performance ratio of the Power Plant, be it during the planning process or the construction process of the Power Plant, within the limits as set forth below:

The Parties acknowledge and agree that any Purchaser’s right to give binding instructions as set forth in Annexe E shall in any case (i) lead to a verifiable and measurable improvement of the performance of the Power plant; (ii) not increase the construction costs unless agreed by the Parties in writing; (iii) not negatively affect the achievement of Grid Connection until the Connection to Grid Date; (iv) not lead to a delay of the construction of more than 40 days; (v) not negatively affect any licenses and/or approvals granted by competent authorities; and (vi) be restricted to the time before the Parties have agreed on the modifications of the terms and conditions of the Annexes hereto as required by the Financing Institution as well as on the terms and conditions of the Long-Term Debt.

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The Parties acknowledge and agree that the Seller shall not be liable for a performance ratio of the Power Plant higher than guaranteed by the EPC-contractor(s) and the modules supplier(s), which in any case shall comply with common industrial standards, unless explicitly otherwise agreed in this Agreement.

The Seller’s representation and warranties as set forth in this Agreement shall not cover that part of the Power Plant construction performed in execution of the Purchaser’s instructions, to the extent that (i) the default of representations and/or warranties has been caused by the Purchaser’s instructions and not by the Seller’s default in executing the Purchaser’s instructions, or (ii) the resulting default of representations and/or warranties is covered by third parties representations and/or warranties.

10.
Without prejudice to the Seller’s representations and warranties under this Agreement the Seller shall assign to the Purchaser all representations and warranties made by third parties, such as, without being limited to, Sub-Contractors, EPC-Contractors and Suppliers, to the Company at the latest at Closing (hereinafter referred to as: “Assigned Guarantees”). Therefore, in addition to the deliveries as defined in art. 74 par. 1 (v) of Annexe E the Seller shall deliver to the Purchaser original copies of the aforementioned assignments of all third parties’ representations and warranties.

The Parties acknowledge and agree that in the event of any default which is covered by an Assigned Guarantee and the Purchaser claims remedy from the Seller, the Purchaser shall be obliged to re-assign the affected Assigned Guarantee to the Seller after the Seller has remedied the default in order to enable the Seller to hold itself harmless.

11.
The Purchaser shall pay the Purchase Price as defined in art. 2 hereof for the Power Plant grid connected pursuant to this Agreement and the final version of its Annexes as approved by the Financing Institution and agreed by the Parties, and the Purchaser shall deliver the Purchase Price as follows:

After the approval of this Agreement by the Financing Institution pursuant to art. 7 hereof and the final approval by the Parties of the final terms and conditions of the required modifications and the Long-Term Debt pursuant to art. 8 hereof, the Purchaser shall deliver a rollover Bank Standby Letter of Credit or any other financial instrument in form and substance acceptable to the Financing Institution (hereinafter referred to as: “Bankable Equity Instrument”), in the amount of 100% of the equity portion of the Purchase Price of the first five (5) MW of the Power Plant which shall be carried forward for each of the next tranches of five (5) MW, provided that such Bankable Equity Instrument guarantees the rollover until the final payment of the Purchase Price.

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Upon achievement of the Grid Connection as defined in Annexe E of each tranche of (5) MW or more of the Power Plant, the Purchaser shall release and deliver to the Seller the Purchase Price for such tranche of five (5) or more MW. The Seller shall be entitled to draw the Purchaser’s Bankable Equity Instrument in the event the Purchase Price for a tranche as described above is not otherwise delivered to the Seller upon its Grid Connection and within the time periods as defined in Annexe E.

12.
The Parties acknowledge and agree that the terms and conditions regarding the Closing as set forth in Annexe E shall be observed for each tranche of five (5) MW which achieves Grid Connection as defined in Annexe E. Therefore, the Seller shall transfer to the Purchaser at Closing for each grid connected tranche of 5 (five) or more MW the equivalent amount of free and clear Shares in the Company holding full and sole ownership of the Power Plant.

13.
The Seller and the Purchaser agree to establish mutually acceptable terms and conditions for an escrow of the Shares of the Company with respect to the period commencing on the Signing Date of this Agreement until the final payment of the Purchase Price.

14.
The Parties agree to derive as much efficiency as possible with respect to representations, warranties and covenants given by the qualified contractors and qualified suppliers approved by the Financing Institution pertaining to construction and delivery of grid connected turnkey Power Plants, with such supplemental guarantees and assurances to be given by the Seller to the Purchaser as reasonably necessary thereto.

15.
Each Party shall bear its own respective expenses incurred in connection with the negotiation, preparation, and documentation of the transactions contemplated herein. Notwithstanding the regulations of art. 85 and art. 93 in Annexe E, each Party shall bear its own taxes levied to such Party on the transfer of the Shares from the Seller to the Purchaser.

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16.
The Seller is a U.S. public company wherefore the Parties acknowledge that U.S. public companies are subject to specific laws, rules and regulations and the Parties agree not to publicly trade securities of the Seller until after any and all mandatory public announcements as required by law have been made. The Parties agree to fully comply with any and all applicable and mandatory securities laws which are not in conflict with the Swiss law and agree not to trade at any time any securities of the Seller on the basis of material non-public information. This Agreement and the terms herein shall be maintained as confidential by the Parties until a mutually acceptable public announcement is prepared regarding the matters contemplated herein, unless prior disclosure is required by mandatory law or regulations applicable to such Party.

17.
Notwithstanding the regulation of art. 249 in Annexe E, the Parties hereby agree that any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules.

The number of arbitrators shall be three (3) for claims of at least CHF 1’000’000.00, otherwise one (1).

The seat of the arbitration shall be in Zurich. The arbitral proceedings shall be conducted in English.

18.	All Annexes enclosed to this Agreement and to which reference is made herein are incorporated by reference as if fully set forth herein and form an integral part of this Agreement.

The Parties acknowledge and agree that in the event of any contradiction as well as in case of any interpretative questions between the terms and conditions of this main part of the Agreement and of Annexe E hereto, the terms and conditions of this main part of the Agreement shall prevail.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date written below.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date written below.

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Zurich, this	2nd of March 2010	Place/Date:	02/03/2010

The Purchaser:		The Seller:

GPR Global Power Resources Ltd.		Prime Sun Power Inc.

/s/ Sascha Stanimirov		/s/ Olivier de Vergnies
Sascha Stanimirov		Olivier de Vergnies

Annexes:

Annexe A1:	Specifications of the Power Plant

Annexe A2:	Checklist for Insurance of Photovoltaic Installations

Annexe B:	List of Agreements, Liabilities and Obligations of the Company

Annexe C:	Due Diligence List

Annexe D:	Closing Minutes

Annexe E:	General Terms and Conditions of Acquisition

Annexe F:	Document Request List